UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
April 19, 2005

Carmike Cinemas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-14993	58-1469127
(State or Other	(Commission	(IRS Employer
Jurisdiction	File Number)	Identification Number)
of Incorporation)

1301 First Avenue, Columbus, Georgia	31901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 576-3400

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

          ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
          ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
          ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
          ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On April 19, 2005, Carmike Cinemas, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company and each of Beth Kerasotes (individually and as executor and trustee under the will of George G. Kerasotes) and Marjorie Kerasotes, the shareholders of George G. Kerasotes Corporation, a Delaware corporation (“GKC Theatres”), pursuant to which the Company will acquire all of the issued and outstanding shares of capital stock of GKC Theatres for an aggregate purchase price of $66 million. The aggregate purchase price is subject to certain adjustments, including a reduction for any outstanding indebtedness on the closing date and net working capital adjustments. A total of $2.2 million of the aggregate purchase price will be held in an escrow account for 18 months following the closing date to indemnify the Company for breaches of representations, warranties and covenants.

     There are no material relationships between GKC Theatres and the Company or any of its affiliates, other than in respect of the Purchase Agreement.

     The transaction is expected to close in May 2005. The Purchase Agreement contains customary representations and warranties and a non-competition agreement for the benefit of the Company. Completion of the transaction is subject to final due diligence, the satisfaction of customary closing conditions and regulatory approvals. If the Company exercises its right to terminate the Purchase Agreement during the due diligence period, the shareholders of GKC Theatres are entitled to retain a $250,000 earnest money cash deposit.

Item 7.01. Regulation FD Disclosure.

     As described in Item 1.01, on April 19, 2005, the Company entered into a Purchase Agreement to acquire GKC Theatres for an aggregate purchase price of $66 million. On April 19, 2005, the Company issued a press release announcing that it had entered into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1 Press release issued April 19, 2005.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMIKE CINEMAS, INC.

Date: April 25, 2005	By: /s/ Martin A. Durant Martin A. Durant Senior Vice President — Finance, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued April 19, 2005.